CARLYLE SECURED LENDING, INC.
CARLYLE CREDIT SOLUTIONS, INC.
CARLYLE SECURED LENDING III

WRITTEN CONSENT OF THE BOARD OF
DIRECTORS/TRUSTEES OF EACH COMPANY
IN LIEU OF A MEETING

April 5, 2024

The undersigned, being all of the members of the Boards of Directors or Trustees, as applicable (the “Boards” and each a “Board”), of Carlyle Secured Lending, Inc., a Maryland corporation (“CSL”), Carlyle Credit Solutions, Inc., a Maryland Corporation (“CARS”), and Carlyle Secured Lending III, a Delaware statutory trust (“CSL III” and, together with CSL and CARS, the “Companies” and each a “Company”), acting without a meeting pursuant to Section 2-408(c) of the Maryland General Corporation Law or Section 3806(g) of the Delaware Statutory Trust Act, as applicable, hereby approve and adopt by this written consent the following resolutions with the same force and effect as if they had been unanimously approved and adopted at a duly convened meeting of the Boards, and direct that this written consent be filed with the minutes of the proceedings of the Boards:

Approval of Joint Fidelity Bond

WHEREAS, Section 17(g) of the 1940 Act and Rule 17g-1(a) thereunder, which apply to each Company pursuant to Section 59 of the 1940 Act, require BDCs, such as each Company, to provide and maintain a bond which has been issued by a reputable fidelity insurance company authorized to do business in the place where the bond is issued, to protect each Company against larceny and embezzlement, covering each officer and employee of either Company who may singly, or jointly with others, have access to the securities or funds of such Company, either directly or through authority to draw upon such funds of, or to direct generally, the disposition of such securities, unless the officer or employee has such access solely through his position as an officer or employee of a bank (each, a “covered person”);

WHEREAS, Rule 17g-1 under the 1940 Act requires that a majority of the directors or trustees who are not “interested persons” as defined in Section 2(a)(19) of the Investment Company Act (the “Independent Directors/Trustees”) approve periodically (but not less than once every 12 months), in accordance with the provisions of Rule 17g-1, the reasonableness of the form and amount of the bond, with due consideration to, among other things, the value of the aggregate assets of each respective Company to which any covered person may have access, the type and terms of the arrangements made for the custody and safekeeping of such assets, and the nature of securities and other investments to be held by each respective Company; and

WHEREAS, under Rule 17g-1 under the 1940 Act, each Company is required to make certain filings with the SEC and give certain notices to each member of its respective Board in connection with the bond, and designate an officer who shall make such filings and give such notices.

NOW, THEREFORE, BE IT RESOLVED, that, having considered all factors deemed relevant by each Board, including, but not limited to: (i) the expected aggregate value of the securities and funds of each respective Company to which officers or employees of such Company may have access (either directly or through authority to draw upon such funds or to direct generally the disposition of such securities); (ii) the type and terms of the arrangements made for the custody of such securities and funds; (iii) the nature of securities and other investments to be held by each Company; (iv) the accounting procedures and controls of each respective Company; (v) the nature and method of conducting the operations of each respective Company and (vi) the requirements of Section 17(g) of the 1940 Act and Rule 17g-1 thereunder, each Board, including all of the Independent Directors/Trustees, hereby determines that the amount, type, form, portion of the premium to be paid by each Company and coverage of the fidelity bond (the “Fidelity Bond”), in substantially the form provided herewith, covering, among others, the officers and employees of their respective Company and insuring each Company against loss from fraudulent or dishonest acts, including larceny and embezzlement, issued by Berkley Regional Insurance Company having an aggregate coverage of $5,000,000 which amount may increase pursuant to the terms of the Fidelity Bond, is fair and reasonable, and it hereby is confirmed, ratified and approved; and it is further

RESOLVED, that each Company’s officers (each, an “Authorized Officer” and collectively, the “Authorized Officers”) be, and each of them individually hereby is, authorized, empowered and directed to take all appropriate actions, with the advice of legal counsel to each Company, to provide and maintain the Fidelity Bond on behalf of their respective Company; and it is further

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized, empowered and directed to file a copy of the Fidelity Bond and any other related document or instrument with the SEC; and it is further

RESOLVED, that the Authorized Officers be, and each of them individually hereby is, authorized and directed to cause their respective Company to pay its ratable allocation of the annual premium payable with respect to the Fidelity Bond; and it is further

RESOLVED, that the form, terms, and provisions of the joint allocation agreement entered into by each Company and any subsidiaries thereof, which reflects the provisions of the Fidelity Bond and relate to the sharing of premiums and division of proceeds in the event of a joint fidelity loss, as required by Rule 17g-1(f) (the “Joint Allocation Agreement”), a copy of which is provided herewith, and the transactions contemplated thereby, be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the execution and delivery of the Joint Fidelity Bond Agreement by the Authorized Officers be, and they hereby are, confirmed, ratified, approved and adopted in all respects; and it is further

RESOLVED, that the Authorized Officers be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of their respective Company, to make or cause to be made, and to execute and deliver, all such additional agreements, documents, instruments and certifications and to take all such steps, to perform all of the agreements and obligations of their respective Company thereunder, and to make all such payments, fees and remittances, as any one or more of such officers may at any time or times deem necessary or desirable in order to effectuate the purpose and intent of the foregoing resolutions.

Approval of Directors and Officers Insurance

WHEREAS, each Board has determined that it is in the best interests of its respective Company to obtain insurance coverage for its Directors/Trustees, officers, Carlyle Global Credit Administration L.L.C. (the “Administrator”), the Advisers and subsidiaries and employees thereof against losses and expenses (with certain exceptions) for claims made against them acting in their respective capacities for their respective Company to permit their respective Company to continue to attract and retain well-qualified officers, Directors/Trustees and service providers;

WHEREAS, each Board, including a majority of the Independent Directors/Trustees, has determined that it is in the best interests of its respective Company to secure a Directors and Officers/Errors and Omissions Liability Policy covering the Directors/Trustees and officers of each Company jointly with the Administrator, the Advisers and their respective subsidiaries and personnel (collectively, the “Insurance Policy”); and

WHEREAS, Rule 17d-1 of the 1940 Act, as applied by Section 57(i) to BDCs, requires the proposed premium for the joint liability insurance policy to be allocated to the investment company, based upon its share of the premiums that would have been paid if such insurance coverage were purchased separately, is fair and reasonable, and each Board, including a majority of the Independent Directors/Trustees, has determined this to be the case.

NOW THEREFORE BE IT RESOLVED, that any Authorized Officers be, and each of them individually hereby is, authorized and directed by and on behalf of their respective Company to negotiate and execute the Insurance Policy, with such terms as any Authorized Officer shall approve (to the extent substantially similar to the summary of terms as provided herewith), such approval to be conclusively evidenced by the execution thereof; and it is further

RESOLVED, that each Board, including a majority of the Independent Directors/Trustees, has determined that the premiums for the Insurance Policy to be allocated to each respective Company, as presented to each respective Board, based upon its share of the premiums that would have been paid if such insurance coverage were purchased separately, is fair and reasonable.

General Authorizations

RESOLVED, that this consent may be signed in two or more counterparts, each of which shall be deemed an original, and all of which shall be deemed one instrument; and it is further

RESOLVED, that any and all actions previously taken by each Company or any of its respective Directors/Trustees, Authorized Officers or other employees in connection with the documents, and actions contemplated by the foregoing resolutions be, and they hereby are, confirmed, ratified, approved and adopted in all respects as and for the acts and deeds of such Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Consent as of the date first written above.

/s/ John G. Nestor                        /s/ Linda Pace
John G. Nestor                        Linda Pace

/s/ Mark Jenkins                         /s/ Nigel D.T. Andrews
Mark Jenkins                             Nigel D.T. Andrews

/s/ Leslie E. Bradford                         /s/ William H. Wright II
Leslie E. Bradford                        William H. Wright II

/s/ Justin Plouffe
Justin Plouffe